Shareholder Services Plan

Class R1, Class R2, Class R3 and Class R4 Shares

Introduction

This Shareholder Services Plan (the “Plan”) sets forth the terms and conditions on which each fund listed on Schedule A attached hereto, as it may be amended from time to time (each, a “Fund”), on behalf of its Class R1, Class R2, Class R3 and/or Class R4 shares, as applicable, will, after the effective date hereof, pay certain amounts to retirement record keepers, brokers, financial institutions, plan administrators or other intermediaries (“Service Organizations”) for providing certain account administration services to participants in retirement plans that are beneficial owners of such Class R1, Class R2, Class R3 and/or Class R4 shares. Such compensation may be made directly to such Service Organizations or may be paid to Prudential Mutual Fund Services LLC (“PMFS”) to cover payments that PMFS has made to Service Organizations on behalf of the Funds.

This Plan is not intended to compensate Service Organizations for distribution activities or expenses primarily intended to result in the sale of Class R1, Class R2, Class R3 or Class R4 shares of the Funds.

A majority of the Board of Directors/Trustees of each Fund (the “Board”), and a majority of those Directors/Trustees who are not “interested persons” of the Funds (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Independent Trustees”), have approved this Plan by votes cast in person at a meeting called for the purpose of voting on this Plan.

The Plan

The material aspects of the Plan are as follows:

1.     Services and Payment of Service Fee

Pursuant to the Plan, PMFS may enter into agreements on behalf of the Funds with Service Organizations which administer or provide services to retirement plans that purchase Class R1, Class R2, Class R3 and/or Class R4 shares of the Funds (“Service Agreements”). Under such Service Agreements, the Service Organizations may provide personal services and/or the maintenance of shareholder accounts with respect to plan participants and other similar personal services and/or services related to the maintenance of shareholder accounts as contemplated by Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 2830 or any successor thereto (“shareholder services”), including (i) expenditures for overhead and other expenses of a Service Organization, (ii) telephone and other communications expenses relating to the provision of shareholder services and (iii) compensation to and expenses of financial professionals and other employees of a Service Organization for the provision of shareholder services.

The amount of compensation payable to the Service Organization during any one year for services under a Service Agreement adopted under the Plan with respect to each of Class R1, Class R2, Class R3 and Class R4 Shares will not exceed 0.10% of a Fund’s average daily net assets attributable to Class R1, Class R2, Class R3 or Class R4 Shares, respectively, attributable to such Service Organization.

Each Fund shall calculate and accrue daily amounts payable by its Class R1, Class R2, Class R3 and Class R4 shares hereunder and shall pay such amounts monthly or at such other intervals as the Board may determine. The service fees payable hereunder to a Service Organization to cover expenses for personal service and/or the maintenance of shareholder accounts may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 2830 of the Conduct Rules of the FINRA or any successor rule, in each case as amended or interpreted by FINRA (“Rule 2830”).

2.    Quarterly Reports; Additional Information

An appropriate officer of each Fund will provide to the Board for review, at least quarterly, a written report specifying in reasonable detail the amounts expended under the Plan and the purposes for which such expenditures were made and such additional information as the Board shall from time to time reasonably request.

3. Effectiveness; Continuation

This Plan shall take effect as of the date set forth below. The Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect for so long as such continuance is specifically approved at least annually by a majority of the Board and a majority of the Independent Trustees by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

4.     Termination

This Plan may be terminated with respect to a Class of shares of a Fund at any time, without the payment of any penalty, by a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class.

5.     Amendments

All material amendments of the Plan, including the addition of additional Funds to Schedule A, shall be approved by a majority of the Board and a majority of the Independent Trustees by votes cast in person at a meeting called for the purpose of voting on the Plan.

6.     Records

Each Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 2 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

7. Severability

The provisions of the Plan are severable for each Fund listed on Schedule A, and whenever any action is to be taken with respect to the Plan, such action will be taken separately for each Fund affected.

Dated:  September 22, 2016

Schedule A

List of Funds

Prudential Investment Portfolios 5

Prudential Day One Income Fund

Prudential Day One 2010 Fund

Prudential Day One 2015 Fund

Prudential Day One 2020 Fund

Prudential Day One 2025 Fund

Prudential Day One 2030 Fund

Prudential Day One 2035 Fund

Prudential Day One 2040 Fund

Prudential Day One 2045 Fund

Prudential Day One 2050 Fund

Prudential Day One 2055 Fund

Prudential Day One 2060 Fund